UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2004

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal    0-25165      14-1809721
         (State or Other Jurisdiction   (Commission File No.)                           (I.R.S. Employer
            of Incorporation)                 Identification No.)

302 Main Street, Catskill NY                                                                              12414
(Address of Principal Executive Offices)             (Zip Code)

Registrant’s telephone number, including area code:    (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition.

On November 1, 2004, Greene County Bancorp, Inc. issued a press release disclosing first quarter fiscal year 2005 financial results. A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01.    Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibits.

Exhibit No.            Description

    99              Press release dated November 1, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: November 4, 2004            By: /s/ J. Bruce Whittaker
               J. Bruce Whittaker
President and Chief Executive Officer

Exhibit 99.1
Greene County Bancorp, Inc.
Reports Strong Quarterly Earnings

Catskill, N.Y. -- (BUSINESS WIRE) - November 1, 2004-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County (the “Bank”), today reported net income for the first quarter of the fiscal year ending June 30, 2005. Net income for the quarter ended September 30, 2004 amounted to $805,000 or $0.39 per basic and $0.38 per diluted share as compared to $687,000, or $0.34 per basic and $0.33 per diluted share for the quarter ended September 30, 2003, an increase of $118,000, or 17.2%. Improvement in net interest income was the most significant factor affecting net income when comparing the quarters ended September 30, 2004 and 2003.

Net interest income increased to $2.7 million for the quarter ended September 30, 2004 as compared to $2.4 million for the quarter ended September 30, 2003, an improvement of $0.3 million, or 12.5%. Net interest spread increased 13 basis points to 3.87% as compared to 3.74% and net interest margin increased 14 basis points to 3.98% as compared to 3.84% when comparing the quarters ended September 30, 2004 and 2003. Interest income on loans increased $111,000 due to an increase in average balance of $17.3 million to $151.2 million for the quarter ended September 30, 2004 as compared to $133.9 million for the quarter ended September 30, 2003, offsetting a decline in yield on such loans of 51 basis points. The average balance of investment securities increased $4.2 million and the yield on such investments improved by 37 basis points when comparing the quarters ended September 30, 2004 and 2003, further contributing to the improvement in net interest spread and margin. Interest expense fell to $812,000 from $869,000 when comparing the quarters ended September 30, 2004 and 2003. The average rate paid on certificates of deposit declined by 59 basis points to 2.05% from 2.64% when comparing the quarters ended September 30, 2004 and 2003, while the average balance of such accounts declined by $3.9 million to $57.7 million for the quarter ended September 30, 2004 as compared to $61.6 million for the quarter ended September 30, 2003. These reductions continued to cause a decline in interest expense, further enhancing net interest spread and margin.

The provision for loan loss for the quarter ended September 30, 2004 amounted to $44,000 as compared to $45,000 for the quarter ended September 30, 2003. The Company continues to have strong asset quality with non-performing assets to total assets at 0.14% and allowance for loan loss to net loans at 0.82% as of September 30, 2004.

Noninterest income increased to $684,000 for the quarter ended September 30, 2004 as compared to $676,000 for the quarter ended September 30, 2003, an increase of $8,000 or 1.2%. Noninterest income associated with service charges increased as a result of an increase in the number of accounts. The Company has had success in its new investment services business offered through “Investors Marketplace” which has helped offset a decline in the recognition of fees associated with refinancing activities.

Noninterest expense increased to $2.2 million from $2.0 million, an increase of $0.2 million or 10.0% when comparing the quarters ended September 30, 2004 and 2003. Increases in salaries and benefits amounted to $161,000 and resulted from the addition of several new positions including additional marketing and computer technology staff, as well as annual salary, medical benefit and retirement expense increases. Occupancy expense increased $8,400 as a result of higher real estate taxes and routine maintenance expenses. Furniture and equipment expense increased $16,000 primarily due to depreciation expense associated with new computer equipment for contingency purposes, system upgrades and furniture improvements in the Catskill Office. The expense for service and data processing of accounts was driven by the increased number of accounts as well as expenses for ATM upgrades which resulted in an increase of $47,000 comparing with the same quarter of the prior year. Office supply expense increased approximately $9,000 when comparing the quarters ended September 30, 2004 and 2003 due to some inventory replacement and routine expenditures.

The effective tax rate decreased to 28.6% for the quarter ended September 30, 2004, compared to 32.5% for the quarter ended September 30, 2003. A major reason for the change in effective rate was the increase in the percentage of income that municipal securities and other tax free investments contributed to total income during the quarter as well as tax benefits received for various stock based compensation plans.

Total assets of the Company were $284.7 million at September 30, 2004 as compared to $284.6 million at June 30, 2004. Loans grew to $155.1 million at September 30, 2004 as compared to $150.5 million at June 30, 2004, an increase of $4.6 million or 3.1%. Borrowing decreased to $7.5 million at September 30, 2004 as compared to $10.0 million at June 30, 2004, a decrease of $2.5 million or 25.0%. The loan growth and borrowing repayment were funded by lowering Fed Fund balances and proceeds from investment maturities and payments. As a result, Fed Funds declined to $5.3 million at September 30, 2004 as compared to $8.5 million at June 30, 2004, a decrease of $3.2 million. Investment securities decreased to $103.7 million at September 30, 2004 as compared to $104.8 million at September 30, 2004. Deposits increased $1.1 million to $244.8 million at September 30, 2004 as compared to $243.7 million at June 30, 2004. Deposit growth was achieved despite the payment of almost $3.0 million from property tax escrow accounts.

Shareholders’ equity increased to $31.0 million at September 30, 2004 from $30.0 million at June 30, 2004. Net income contributed $0.8 million to retained earnings, which was partially offset by a dividend payment of approximately $382,000. Comprehensive income shifted from an unrealized loss position of $183,000 at June 30, 2004 to an unrealized gain position of $433,000 at September 30, 2004, as a result of the interest rate environment.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its six branch offices located in Catskill, Cairo, Coxsackie, Greenville, Tannersville, and Westerlo. Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.thebankofgreenecounty.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	For the	For the
	Three Months	Three Months
	Ended	Ended
	September 30, 2004	September 30, 2003

Interest income	$3,507,417	$3,238,329
Interest expense	811,621	868,752
Net interest income	2,695,796	2,369,577
Provision for loan loss	43,829	45,000
Noninterest income	684,052	676,424
Noninterest expense	2,209,499	1,982,689
Income before taxes	1,126,520	1,018,312
Tax provision	322,000	331,000
Net Income	$804,520	$687,312

Basic EPS	$0.39	$0.34
Weighted average shares outstanding	2,054,927	2,000,450

Diluted EPS	$0.38	$0.33
Weighted average diluted shares outstanding	2,104,590	2,058,837

	As of September 30, 2004	As of June 30, 2004

Assets
Total cash and cash equivalents	$18,102,494	$21,417,738
Investment securities, at fair value	103,656,519	104,833,862
Federal Home Loan Bank stock, at cost	1,729,300	1,729,300

Gross loans receivable	155,098,803	150,463,812
Less: Allowance for loan losses	(1,269,294)	(1,241,091)
Less: Unearned origination fees and costs, net	(257,129)	(285,295)
Net loans receivable	153,572,380	148,937,426

Premises and equipment	5,605,805	5,335,287
Accrued interest receivable	1,591,657	1,553,272
Prepaid expenses and other assets	318,685	674,600
Other real estate owned	97,689	97,689
Total Assets	$284,674,529	$284,579,174

Liabilities and shareholders’ equity
Noninterest bearing deposits	$37,304,277	$35,644,563
Interest bearing deposits	207,482,031	208,073,613
Total deposits	244,786,308	243,718,176

FHLB borrowing	7,500,000	10,000,000
Accrued interest and other liabilities	1,219,578	942,927
Accrued income taxes	202,324	92,259
Total liabilities	253,708,210	254,753,362
Total shareholders’ equity	30,966,319	29,825,812
Total liabilities and shareholders’ equity	$284,674,529	$284,579,174
Common shares outstanding	2,055,703	2,054,203
Treasury stock, at cost	97,132	98,632

	At and For the	At and For the
	Three Months	Three Months
	Ended	Ended
	Sept. 30, 2004	Sept. 30, 2003

Selected Financial Ratios
Return on average assets	1.12%	1.06%
Return on average equity	10.58%	9.61%
Net interest rate spread	3.87%	3.74%
Net interest margin	3.98%	3.84%
Non-performing assets to total assets	0.14%	0.09%
Non-performing loans to total loans	0.20%	0.16%
Allowance for loan loss to non-performing loans	416.61%	546.20%
Allowance for loan loss to net loans	0.82%	0.91%
Shareholders’ equity to total assets	10.88%	11.13%
Book value per share	$15.31	$14.44

Contact:    J. Bruce Whittaker, President and CEO or Michelle Plummer, CFO and Treasurer
Phone:    518-943-2600